EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Greg Wood
Chief Financial Officer
Liberate Technologies
(650) 645-4003 gwood@liberate.com

LIBERATE ANNOUNCES FINANCIAL RESULTS FOR QUARTER ENDED
FEBRUARY 29, 2004

Company Considering Chapter 11 Filing to Resolve Outstanding Liabilities

Conference Call April 14, 2004, at 2:00 p.m. Pacific Time

SAN MATEO, Calif., April 14, 2004 — Liberate Technologies (Pink Sheets: LBRT), a leading provider of software for digital cable systems, announced financial results for its third fiscal quarter ended February 29, 2004.

Liberate’s revenues for its third fiscal quarter were $1.7 million, compared to $5.3 million for the same quarter of the prior fiscal year.  Before offsets for amortization of deferred costs related to warrants, revenues were $2.6 million for the third quarter and $6.6 million for the same quarter of the prior fiscal year.  The net loss for the quarter was $7.5 million, or $0.07 per share, compared to a loss of $26.1 million, or $0.25 per share, for the same quarter of the prior fiscal year.

As of February 29, 2004, Liberate had cash and short-term investments of $222.3 million, a decrease of $9.0 million during the quarter.  In addition to cash and short-term investments, the Company had $10.9 million in restricted cash held as security for office leases.

The Company is considering filing under Chapter 11 of the U.S. Bankruptcy Code to further strengthen its financial position and significantly reduce its cost structure, and emerge as a stronger company to deliver products and services to its customers.  The Company currently has a number of potential liabilities and exposures, including those arising from leases on excess facilities in San Carlos, California and in the United Kingdom, claims from former employees, equipment leases, outstanding contracts with certain vendors and licensees, and pending shareholder and patent litigations.  The Company is continuing its efforts to reach consensual resolution of many of these liabilities.  However, if these liabilities cannot be resolved, the Company is considering seeking the benefits of filing under Chapter 11 to complete its restructuring.  For example, the Company believes that a Chapter 11 filing would allow the Company to reduce substantially its lease obligations on excess office space, as lease claims in bankruptcy for rejected leases are limited to rent for the greater of 12 months or 15% of the balance of the term not exceeding three years.  The savings to the company in connection with leases rejected in a Chapter 11 proceeding could total approximately $38.0 million.

In the event the Company determines to move forward with a Chapter 11 filing, the Company intends to file a proposed Plan of Reorganization that would pay 100% of all valid claims.  The Company plans to seek prompt approval of such Plan of Reorganization in order to emerge from Chapter 11 within a period of 4 to 6 months.  In a Chapter 11 proceeding, the Company would continue to execute on its business plan, including continued compliance with active contracts with customers and vendors, and service and support of its customers and their cable subscribers.  Given the Company’s cash position, coupled with the workforce and expense reductions implemented last year, the Company expects to have ample working capital to operate its business in usual course and continue to expand its business.  At this time, Liberate continues to evaluate restructuring alternatives, and has not made a final decision on whether to pursue a Chapter 11 reorganization.

“We will continue efforts, as part of our restructuring plan, to resolve our outstanding liabilities.  However, if we cannot reach an appropriate resolution in the coming weeks, we believe it may well be in the best interests of our shareholders, employees and customers to proceed with a Chapter 11 filing,” said David Lockwood, Chairman and CEO of Liberate.  “Regardless of a financial restructuring to reduce our liabilities, we will continue to execute on our business plan, investing in the development of our technology platform and delivering our products and services to existing customers.  In addition, we will continue to aggressively market to new customers in order to grow revenues.”

Conference Call

Liberate has scheduled a conference call on April 14, 2004, at 2:00 p.m. Pacific Time.  The call-in number is 888-265-4625. A replay of the call will be available until April 22, 2004 on either (402) 977-9140 or 800-633-8284, reservation code 21189959. The conference call can also be accessed via live webcast at Liberate’s website (www.liberate.com) and will remain available for replay.

About Liberate Technologies

Liberate Technologies is a leading provider of software for digital cable systems.  Based on industry standards, Liberate’s software enables cable operators to run multiple services — including High-Definition Television, Video on Demand, and Personal Video Recorders — on multiple platforms.  Headquartered in San Mateo, California, Liberate has offices in Ontario, Canada, and the United Kingdom.

Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Those statements above that involve expectations or intentions (such as those relating to possible filing under Chapter 11 of the U.S. Bankruptcy Code, the time that a Chapter 11 case would take to complete, the result of a Chapter 11 case, any savings or other effects arising from such a filing, future business or financial performance, or anticipated corporate or commercial activities) are forward-looking statements and are not guarantees of future performance.  Actual results may vary materially due to the uncertain market for interactive television services, dependence on a limited number of cable network operators, business disruption resulting from Liberate’s restatement and related litigation, necessary adjustments related to recent restructuring, other uncertainties related to litigation and the potential Chapter 11 filing, and other risks outlined in Liberate’s filings with the Securities and Exchange Commission.

LIBERATE TECHNOLOGIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

Unaudited

	February 29, 2004	May 31, 2003
Assets
Current assets:
Cash and cash equivalents	$222,299	$261,689
Accounts receivable, net	3,835	3,310
Prepaid expenses and other current assets	2,273	3,069
Assets of discontinued operations	—	6,936
Total current assets	228,407	275,004
Property and equipment, net	4,270	6,113
Intangible assets, net	—	22
Deferred costs related to warrants	4,479	14,449
Restricted cash	10,876	9,249
Other assets	324	131
Total assets	$248,356	$304,968

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,848	$1,888
Accrued liabilities	19,522	39,436
Accrued payroll and related expenses	1,380	1,568
Deferred revenues	10,415	10,619
Liabilities of discontinued operations	—	5,375
Total current liabilities	33,165	58,886
Long-term excess facilities charges	19,631	22,330
Other long-term liabilities	2,373	2,242
Total liabilities	55,169	83,458

Stockholders’ equity:
Common stock	1,055	1,040
Contributed and paid-in-capital	1,501,597	1,490,125
Deferred stock-based compensation	(7,589)	(194)
Accumulated other comprehensive income (loss)	(2,011)	1,804
Accumulated deficit	(1,299,865)	(1,271,265)
Total stockholders’ equity	193,187	221,510
Total liabilities and stockholders’ equity	$248,356	$304,968

LIBERATE TECHNOLOGIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

Unaudited

	Three months ended		Nine months ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Revenues:
License and royalty	$(54)	$2,077	$(1,675)	$5,633
Service	1,756	3,250	6,110	14,692
Total revenues	1,702	5,327	4,435	20,325
Cost of revenues:
License and royalty	206	257	565	1,101
Service	1,549	4,240	4,360	21,464
Total cost of revenues	1,755	4,497	4,925	22,565
Gross margin	(53)	830	(490)	(2,240)
Operating expenses:
Research and development	5,022	5,485	12,336	21,865
Sales and marketing	703	4,258	3,136	16,087
General and administrative	3,667	5,858	12,327	14,905
Amortization of deferred costs related to warrants	—	841	1,831	2,788
Restructuring costs	86	4,412	1,447	6,470
Amortization and impairment of goodwill and intangible assets	—	479	22	1,533
Impairment of warrants	—	—	4,969	—
Amortization of deferred stock-based compensation	—	254	10	1,017
Excess facilities charges and related asset impairment	—	(127)	593	16,376
Total operating expenses	9,478	21,460	36,671	81,041
Loss from operations	(9,531)	(20,630)	(37,161)	(83,281)
Interest income, net	504	1,441	1,694	5,919
Other income (expense), net	1,184	(2,657)	636	(9,225)
Loss from continuing operations before income tax provision	(7,843)	(21,846)	(34,831)	(86,587)
Income tax provision	(122)	238	(19)	1,043
Loss from continuing operations	(7,721)	(22,084)	(34,812)	(87,630)
Loss from discontinued operations	—	(3,999)	(3,075)	(10,088)
Gain on sale of discontinued operations	249	—	9,286	—
Cumulative effect of a change in accounting principle	—	—	—	(209,289)
Net loss	$(7,472)	$(26,083)	$(28,601)	$(307,007)
Basic and diluted income (loss) per share:
Continuing operations	$(0.07)	$(0.21)	$(0.33)	$(0.84)
Discontinued operations	$—	$(0.04)	$0.06	$(0.10)
Cumulative effect of a change in accounting principle	$—	$—	$—	$(2.00)
Basic and diluted net loss per share	$(0.07)	$(0.25)	$(0.27)	$(2.93)
Shares used in computing basic net loss per share	105,204	104,006	104,573	104,667